                        LNG SALES AND PURCHASE CONTRACT

                                   (BADAK V)




                                    BETWEEN




               PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA

                                  (PERTAMINA)




                                      AND




                             KOREA GAS CORPORATION

                               TABLE OF CONTENTS

                                                                                     PAGE
ARTICLE 1 - DEFINITIONS
                 Actual Cubic Foot                                                   1
                 Affiliate                                                           1
                 Allowance                                                           1
                 Allowance Restoration Period                                        1
                 Allowed Laytime                                                     1
                 Annual Program                                                      1
                 Authorizations and Approvals                                        1
                 Arrival Temperature Requirement                                     2
                 British Thermal Unit (BTU)                                          2
                 Business Day                                                        2
                 Buyer                                                               2
                 Buyer's Facilities                                                  2
                 Buyer's Transporter                                                 2
                 Certificate                                                         2
                 Contract                                                            2
                 Contract Sales Price                                                2
                 Coordinated Maintenance Schedule                                    2
                 Cubic Meter (CBM)                                                   2
                 Delivery Point                                                      3
                 Demurrage                                                           3
                 ETA                                                                 3
                 Financing                                                           3
                 Fixed Quantity                                                      3
                 Fixed Quantity Period                                               3
                 Force Majeure                                                       3
                 Force Majeure Deficiency                                            3
                 Gas Supply Area                                                     3
                 Gross Heating Value                                                 3
                 Joint Coordinating Committee                                        3
                 Liquefied Natural Gas (LNG)                                         4
                 LNG Tankers                                                         4
                 LNG Tanker Cargo Lot                                                4
                 Loading Port                                                        4
                 Loading Port Facilities                                             4

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
                Make-Good or Made-Good                                              4
                Make-Good LNG                                                       4
                Make-Up LNG                                                         4
                Natural Gas                                                         4
                NBS                                                                 4
                Ninety-Day Schedule                                                 5
                Notice of Readiness                                                 5
                Omnibus Agreement                                                   5
                Proposed LNG Tankers                                                5
                Proved Remaining Recoverable Reserves                               5
                Quantity Deficiency                                                 5
                Restoration Quantities                                              5
                Round-up Request                                                    5
                Seller                                                              5
                Seller's Facilities                                                 5
                Seller's Gas Supply Obligation                                      5
                Seller's Suppliers                                                  6
                Standard Cubic Foot (scf)                                           6
                Statement of Cooling Time                                           6
                Supply Agreement                                                    6
                Take-or-Pay Quantity                                                6
                Unloading Port                                                      6
                USCPI                                                               7
                Used Laytime                                                        7
                Waiver Agreement                                                    7

ARTICLE 2 -     SALE AND PURCHASE                                                   8

ARTICLE 3 -     SOURCES OF SUPPLY                                                   9
        3.1     Sources of Supply                                                   9
        3.2     Reserves of Natural Gas                                             9

ARTICLE 4 -     LOADING AND TRANSPORTATION                                          11
        4.1     Transportation by Buyer                                             11
        4.2     LNG Tankers                                                         11

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
        4.3     Loading Port Facilities                                             11
        4.4     Loading Port Obligations                                            12
        4.5     Cargo Loading                                                       13
        4.6     Notifications of Estimated Time of Arrival                          13
                at Loading Port
        4.7     Berthing Assignments                                                14
        4.8     Vessels Not Ready for Loading                                       15
        4.9     Notice of Readiness                                                 15
        4.10    Tank Temperature for Loading and                                    15
                Statement of Cooling Time
        4.11    Quantities for Purging and                                          16
                Cooling of Tanks
        4.12    Demurrage at Loading Port                                           16
        4.13    Effect of Loading Port Delays,                                      19
                Transportation Costs

ARTICLE 5 -     ON-SHORE FACILITIES                                                 21
        5.1     Buyer's Facilities                                                  21
        5.2     Seller's Facilities                                                 21

ARTICLE 6 -     DURATION OF CONTRACT                                                22

ARTICLE 7 -     QUANTITIES                                                          23
        7.1     Fixed Quantity                                                      23
        7.2     Deliveries                                                          23
        7.3     Buyer's Obligation to Take-or-Pay                                   23
        7.4     Force Majeure - Allocation of Deliveries Between                    27
                Buyer and Other Purchasers
        7.5     Make-Up LNG                                                         28

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
        7.6     Force Majeure Deficiency                                            29
        7.7     Allocation for Make-Good LNG, Make-Up LNG and                       30
                Restoration Quantities
        7.8     Priority Order                                                      30

ARTICLE 8 -     CONTRACT SALES PRICE                                                31
        8.1     Contract Sales Price                                                31
        8.2     Contract Sales Price and Adjustments Thereto                        31

ARTICLE 9 -     TRANSFER OF TITLE                                                   33

ARTICLE 10 -    INVOICES AND PAYMENT                                                34
        10.1    Invoices and Cargo Documents                                        34
        10.2    Other Invoices                                                      34
        10.3    Invoice Due Dates                                                   34
        10.4    Payment                                                             35
        10.5    Seller's Rights Upon Buyer's                                        36
                Failure to Make Payment
        10.6    Disputed Invoices                                                   36

ARTICLE 11 -    QUALITY                                                             37
        11.1    Gross Heating Value                                                 37
        11.2    Components                                                          37

ARTICLE 12 -    PROGRAMMING OF DELIVERIES                                           38
        12.1    Annual Programs                                                     38
        12.2    Ninety-Day Schedules                                                38
        12.3    Maintenance and Inspection Coordination                             39

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
ARTICLE 13 -    MEASUREMENT AND TESTS                                               40
        13.1    Parties to Supply Devices                                           40
        13.2    Selection of Devices                                                40
        13.3    Units of Measurement and Calibration                                40
        13.4    Tank Gauge Tables of LNG Tankers                                    41
        13.5    Gauging and Measuring                                               41
                LNG Volumes Unloaded
        13.6    Samples for Quality Analysis                                        41
        13.7    Quality Analysis                                                    41
        13.8    Operating Procedures                                                42
        13.9    BTU Quantity Delivered                                              42
        13.10   Verification of Accuracy and Correction for Error                   42
        13.11   Costs and Expenses of Tests and Verifications                       43

ARTICLE 14 -    DUTIES, TAXES AND CHARGES                                           44
        14.1    Indonesian Taxes                                                    44
        14.2    Port Charges                                                        44

ARTICLE 15 -    FORCE MAJEURE                                                       45
        15.1    Events of Force Majeure                                             45
        15.2    Notice, Resumption of Normal Performance                            46
        15.3    Settlement of Industrial Disturbances                               47

ARTICLE 16 -    ARBITRATION, REFERENCE TO EXPERT                                    48
        16.1    Arbitration                                                         48
        16.2    Disputes of Technical Nature                                        48

ARTICLE 17 -    APPLICABLE LAW                                                      49

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
ARTICLE 18 -    TERMINATION                                                         50

ARTICLE 19 -    CONFIDENTIALITY                                                     51

ARTICLE 20 -    NOTICES                                                             52

ARTICLE 21 -    ASSIGNMENT                                                          54

ARTICLE 22 -    AMENDMENT AND WAIVER                                                55
        22.1    Amendment                                                           55
        22.2    Waiver                                                              55

ARTICLE 23 -    DETAILS OF PERFORMANCE                                              56

ARTICLE 24 -    JOINT COORDINATING COMMITTEE                                        57

ARTICLE 25 -    SCOPE                                                               57

ARTICLE 26 -    LANGUAGE OF THE CONTRACT                                            59

ARTICLE 27 -    HEADINGS                                                            60

ARTICLE 28 -    COUNTERPARTS                                                        61

SCHEDULE        A

THIS CONTRACT is made this 12th day of August, 1995.
BETWEEN

1. PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA, a State Enterprise of the Republic of Indonesia, ("PERTAMINA"); and

2. KOREA GAS CORPORATION, a corporation organized under the laws of the Republic of Korea, ("KGC").

         (KGC and PERTAMINA are collectively referred to as the "Parties" and individually as a "Party".)

In consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

                            ARTICLE 1 - DEFINITIONS

The terms or expressions set forth below will have the following meanings when used in this Contract. Except as otherwise specifically provided, the singular shall include the plural or vice versa.

Actual Cubic Foot
A volume equal to the volume of a cube whose edge is one foot.

Affiliate
A company that controls, is controlled by, or that is controlled by a company that controls Buyer, Seller, or any of Seller's Suppliers.

Allowance
As defined in Subarticle 7.3(d).

Allowance Restoration Period
As defined in Subarticle 7.3(d)(iv).

Allowed Laytime
As defined in Subarticle 4.12(a).

Annual Program
As defined in Subarticle 12.1.

Authorizations and Approvals
As defined in Article 18.





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Arrival Temperature Requirement
As defined in Subarticle 4.10.

British Thermal Unit (BTU)
The amount of heat required to raise the temperature of one avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch.

Business Day
Every day other than Saturdays, Sundays and national holidays of the country concerned.

Buyer
Korea Gas Corporation, a corporation organized under the laws of the Republic of Korea, or the successor in interest to such corporation, or the permitted assignee of such corporation or such successor in interest.

Buyer's Facilities
As defined in Subarticle 5.1.

Buyer's Transporter
The owner(s) and the operator of an LNG Tanker.

Certificate
As defined in Subarticle 3.2(a).

Contract
This Sales and Purchase Contract including Schedule A annexed hereto and forming a part hereof, otherwise known as "BADAK V", as it may from time to time be amended, modified, varied or supplemented in accordance with Article 22.

Contract Sales Price
As defined in Subarticle 8.1.

Coordinated Maintenance Schedule
As defined in Subarticle 12.3.

Cubic Meter (CBM)
A volume equal to the volume of a cube whose edge is one meter.





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
Delivery Point
The point at the Loading Port at which the flange coupling of Seller's loading line joins the flange coupling of the LNG loading manifold onboard any LNG Tanker.

Demurrage
As defined in Subarticle 4.12(a).

ETA
As defined in Subarticle 4.6(a).

Financing
As defined in Article 18.

Fixed Quantity
As defined in Subarticle 7.1(a).

Fixed Quantity Period
As defined in Subarticle 7.1(a).

Force Majeure As defined in Subarticle 15.1.

Force Majeure Deficiency
As defined in Subarticle 7.6(a)(i).

Gas Supply Area
The areas in East Kalimantan, Indonesia covered by production sharing contracts between Seller and Seller's Suppliers and such other nearby contract areas to each of the foregoing as Seller may designate from time to time.

Gross Heating Value
The quantity of heat, (stated in BTU's), produced by the complete combustion in air of one cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

Joint Coordinating Committee
As defined in Article 24(a).





                                       3
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Liquefied Natural Gas (LNG)
Natural Gas in a liquid state, at or below its boiling point and at a pressure of approximately one atmosphere.

LNG Tanker
An ocean-going vessel, meeting the requirements of Subarticle 4.2, suitable for transporting LNG, which is used by Buyer for transportation of LNG delivered under this Contract.

LNG Tanker Cargo Lot
That quantity of LNG (stated in billions of BTU's) which represents, for purposes of calculations hereunder, the maximum amount of LNG that can practicably be loaded onto an LNG Tanker at the Loading Port, taking into account vessel capacity, port restrictions, heel requirements, actual deliveries of full LNG cargoes under this Contract and other relevant considerations.

Loading Port
The port located at and forming a part of Seller's Facilities.

Loading Port Facilities
As defined in Subarticle 4.3(a).

Make-Good or Made-Good
As defined in Subarticle 7.3(d)(iv).

Make-Good LNG
As defined in Subarticle 7.3(d)(iv).

Make-Up LNG
As defined in Subarticle 7.5(a)(i).

MMBTU
One million (1,000,000) BTU's.

Natural Gas
Any hydrocarbon or mixture of hydrocarbons consisting essentially of methane, other hydrocarbons and non-combustible gases in a gaseous state and which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

NBS
As defined in Subarticle 16.2.





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Ninety-Day Schedule
As defined in Subarticle 12.2.

Notice of Readiness
As defined in Subarticle 4.9.

Omnibus Agreement
The agreement between Seller, Seller's Suppliers and Buyer's Transporter modifying the conditions of use of the Loading Port and the Loading Port Facilities.

Proposed LNG Tankers
As defined in Article 24(a).

Proved Remaining Recoverable Reserves
Reserves which have been proved to a high degree of certainty by reason of actual completion and/or successful testing of well(s), or in certain cases by adequate core analyses, and which are defined areally by reasonable geological interpretation of structure and known continuity of oil or gas saturated material.

Quantity Deficiency
As defined in Subarticle 7.3(a).

Restoration Quantities
As defined in Subarticle 7.6(a)(i).

Round-Up Request
As defined in Subarticle 7.3(a)(ii).

Seller
Perusahaan Pertambangan Minyak dan Gas Bumi Negara ("PERTAMINA"), a State Enterprise of the Republic of Indonesia, or the successor in interest of such enterprise, or the permitted assignee of such enterprise or such successor in interest.

Seller's Facilities
As defined in Subarticle 5.2.

Seller's Gas Supply Obligation
From time to time on any given date the amount of Natural Gas required to satisfy the remaining obligations of Seller on such date to supply LNG or Natural Gas from the Gas Supply Area plus the amount of Natural Gas from the Gas Supply Area required to supply any additional commitment or commitments which Seller anticipates making.

Seller's Suppliers
In respect of portions of the LNG to be sold hereunder:

(a)      Indonesia Petroleum Ltd.;

(b)      Total Indonesie and Indonesia Petroleum Ltd.;

(c)      Unocal Indonesia Company; and

(d) Virginia Indonesia Company, OPICOIL Houston, Inc., Lasmo Sanga Sanga Limited, Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Virginia International Company;

and such other entities that may, from time to time, execute a Supply Agreement with Seller as well as any successors and assignees of any of the aforesaid suppliers who shall have agreed in writing to be bound by all of the obligations of their respective assignors under the applicable agreement with Seller under which such suppliers make available for sale hereunder their respective interests in the quantities of LNG to be sold hereunder.

Standard Cubic Foot (scf)
The quantity of Natural Gas, free of water vapor occupying a volume of one Actual Cubic Foot at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch.

Statement of Cooling Time
As defined in Subarticle 4.10.

Supply Agreement
As defined in Subarticle 3.1.

Take-or-Pay Quantity
As defined in Subarticle 7.5(a)(i).

Unloading Port
The port in Pyeong Taek near Asan Bay, Korea where Buyer's Facilities are located or such other port in Korea as is agreed to between Buyer and Seller.

USCPI
The United States Consumer Price Index (determined by reference to : All Urban Consumers (CPI-U); Unadjusted US City Average; All Items; with a base period of 1982-84=100) as published by the US Department of Labor, Bureau of Labor Statistics.

Used Laytime
As defined in Subarticle 4.12(a).

Waiver Agreement
The agreement entered into between Seller, Seller's Suppliers, Buyer's Transporter and Buyer which covers incidents arising out of the use of the Loading Port and Loading Port Facilities by an LNG Tanker and modifies the conditions of use for such port and facilities.

                         ARTICLE 2 - SALE AND PURCHASE

Seller agrees to sell and deliver at the Delivery Point and Buyer agrees to purchase, receive and pay for, or to pay for if not taken, LNG in the quantities and at the price in accordance with the terms and conditions of this Contract.

                         ARTICLE 3 - SOURCES OF SUPPLY

3.1      Sources of Supply
         The Natural Gas to be processed into LNG and sold and delivered hereunder is to be produced from the Gas Supply Area. Seller represents that it will maintain throughout the term of the Contract the right to sell all quantities of LNG required to be sold and delivered hereunder. In this connection, Seller represents that it has executed or will execute from time to time as required in order to maintain the right to sell quantities of LNG to be sold and delivered hereunder, agreements with Seller's Suppliers under which agreements the respective Seller's Suppliers shall make available for sale and delivery hereunder their respective interests in the quantities of LNG to be sold and delivered hereunder ("Supply Agreement").

3.2      Reserves of Natural Gas
         (a) Seller has furnished Buyer with a statement or statements, each entitled a "Certificate" and each dated on or prior to December 31, 1994 of DeGolyer and MacNaughton expressing that firm's estimate of Proved Remaining Recoverable Reserves (as defined in the Certificate) of Natural Gas in the Gas Supply Area. Seller represents that such estimated quantity is in excess of Seller's Gas Supply Obligation as of the effective date of this Contract. Hereafter, and throughout the term of this Contract, before committing additional Natural Gas from the Gas Supply Area to sale or other utilization, Seller shall secure from an independent petroleum engineering consultant firm of recognized standing in the petroleum industry, qualified by reputation and experience in estimating reserves of oil and natural gas in subsurface reservoirs the written statement (a "Certificate") of such firm expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area in an amount at least equal to Seller's Gas Supply Obligation. Seller shall furnish to Buyer a copy of each Certificate of such independent petroleum engineering consultant firm on which Seller relies in making any such commitment for supply of Natural Gas from the Gas Supply Area. Seller shall also furnish all supporting documentation provided by such independent petroleum engineering consultant firm in connection with the issuance of such Certificate.

         (b) If, during the term of this Contract, Seller obtains information from its activities (including the activities of Seller's Suppliers) in the operating fields in the Gas Supply Area which indicates unforeseen adverse changes in the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area, Seller shall promptly inform Buyer of such situation and inform Buyer promptly of any measures which Seller may elect to take in order to increase the amount of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area.

                     ARTICLE 4 - LOADING AND TRANSPORTATION

4.1      Transportation by Buyer
         Buyer shall provide, or cause to be provided, transportation from the Loading Port for all quantities of LNG sold and delivered under this Contract. The LNG shall be transported to and unloaded at the Unloading Port.

4.2      LNG Tankers
         (a) Buyer, at no expense to Seller, shall at all times provide, maintain and operate, or cause to be provided, maintained and operated for its performance under this Contract, LNG Tankers compatible in all respects with the Loading Port Facilities. Should any vessel proposed to be used by Buyer as an LNG Tanker fail to be compatible with the Loading Port Facilities and if Seller agrees to make necessary modifications to the Loading Port Facilities Buyer shall reimburse Seller for all costs relating to such modifications incurred by Seller. However, Seller shall not be obliged to make any modifications to the Loading Port Facilities which would adversely affect its obligations or rights under its other LNG sales contracts or adversely affect the operation of Seller's Facilities. Nothing herein shall excuse or suspend Buyer's purchase, transportation, or other obligations under this Contract.

         (b) The LNG Tanker shall be designed, equipped and manned so as safely to permit the loading of an LNG Tanker Cargo Lot in approximately twelve (12) hours of pumping time and to accept cargo at a rate up to approximately eleven thousand (11,000) CBM per hour (being the full design pumping rate of Seller's loading pumps, which rate shall be subject to revision after mutual agreement). Buyer shall cause Buyer's Transporter to obtain, at no cost to Seller, all port approvals, marine permits and other authorizations necessary for the use of any LNG Tanker in Indonesia and Korea. The provisions of this Contract applicable to LNG Tanker shall apply whether any LNG Tanker is owned and operated by Buyer or otherwise.

4.3      Loading Port Facilities
         (a) Seller shall at all times provide, maintain and operate, or cause to be provided, maintained and operated, facilities at the Loading Port ("Loading Port Facilities") as follows:

                 (i) a berth and port facilities, including a channel and turning basin, all (together with a holding anchorage which Seller shall cause to be designated) capable of receiving an LNG Tanker, where such

                          LNG Tanker may safely proceed to, lie at and depart from, always afloat at all times of the tide;

                 (ii) loading facilities capable of loading LNG at an approximate rate of ten thousand (10,000) CBM per hour at a normal operating pressure of about forty-two and one-half pounds per square inch gauge (42.5 psig) (3kg/CM2) at the Delivery Point. Pressure at the Delivery Point shall never exceed one hundred and twenty pounds per square inch gauge (120 psig) (8.5kg/C2);

                 (iii) a boil-off gas return system capable of receiving boil-off gas from an LNG Tanker at the rate required for the loading of LNG at the rate specified in sub-paragraph (ii) above; and

                 (iv) appropriate systems for telex, facsimile and radio communication with the LNG Tanker.

         (b) Seller shall not be obligated to provide facilities for repair of LNG Tankers.

4.4      Loading Port Obligations
         (a) The LNG Tanker shall utilize the Loading Port Facilities, subject to observance of all relevant port regulations. Any tugs, pilots, escort or other support vessels required for the safe berthing of an LNG Tanker shall be employed at the sole risk and expense of the LNG Tanker. Prior to each loading, Buyer shall be responsible for determining the availability of utilities required by the LNG Tanker at the Loading Port, which will be provided by Seller, if available, and be for Buyer's account.

         (b) Buyer shall be responsible for payment of amounts due for supplies and services requested by the master of the LNG Tanker.

         (c) Prior to the first sale and delivery of LNG hereunder from the Loading Port, Seller shall sign, and cause Seller's Suppliers to sign, the Omnibus Agreement and Waiver Agreement; Buyer shall sign, and cause Buyer's Transporter to sign, the Waiver Agreement; and Buyer shall cause Buyer's Transporter to sign the Omnibus Agreement.

         (d) In the interests of the smooth and timely performance of Buyer's obligation to provide transportation of LNG purchased under this

                 Contract, Seller shall provide assistance to Buyer and Buyer's Transporter in obtaining equipment, supplies, services upon the same terms as the assistance provided by Seller to other vessels using the Loading Port.

4.5      Cargo Loading
         (a) The LNG to be sold and purchased hereunder shall be pumped into an LNG Tanker at Seller's expense through manifold strainers of sixty (60) mesh (or such other mesh as shall be agreed from time to time by the Parties) provided by the LNG Tanker. Unless otherwise provided in this Contract or absent agreement of the Parties or an unavoidable circumstance, the LNG shall be delivered and received in full LNG Tanker Cargo Lots.

         (b) There shall be no charge for any Natural Gas boiled-off from the LNG Tanker while berthed at the Loading Port that is returned to the Loading Port Facilities. The LNG Tanker shall compress such boil- off gas to the extent required to maintain the gas pressure in the LNG Tanker's cargo tanks as well as in the boil-off gas return line within allowable operating limits during loading. Seller shall operate the boil-off gas return system in a manner that will permit the gas pressure in the LNG Tanker's cargo tanks to be maintained within the allowable operating limits of such tanks.

4.6 Notifications of Estimated Time of Arrival at Loading Port; Cooling Requirements
         (a) Buyer shall give prompt notice to Seller by telex or facsimile of the date and hour on which each LNG Tanker departs from the Unloading Port or drydock/repair port and the estimated time of arrival ("ETA") at the Loading Port. Buyer shall include in such notice to Seller a statement of:

                 (i) the estimated quantity of LNG that will be required to cool the LNG Tanker's cargo tanks to permit continuous loading of LNG and the estimated time that will be required for such cooling, both of which will be based upon the date the LNG Tanker is expected to commence loading;

                 (ii) any operational deficiencies in the LNG Tanker that may affect its port performance; and

                 (iii)    requirements for available utilities.

                 Buyer shall arrange for the LNG Tanker's master to notify Seller regarding any change in the ETA equal to or greater than twelve (12) hours. If the LNG Tanker's cargo tanks require cooling or if the cooling or utilities requirements or the condition of the LNG Tanker should change due to circumstances discovered after transmittal of the notice required by this paragraph (a), the master of the LNG Tanker shall give prompt notice thereof to Seller, setting forth the information required by this paragraph (a) and amending the information previously given to Seller.

         (b) Ninety-six (96) hours prior to the LNG Tanker's arrival at the Loading Port, the LNG Tanker's master shall give notice by telex or facsimile to Seller, stating its ETA. If this ETA changes by more than six (6) hours, the LNG Tanker's master shall promptly give notice of the corrected ETA to Seller.

         (c) Forty-eight (48) hours prior to the LNG Tanker's arrival at the Loading Port, its master shall give notice by telex or facsimile to Seller confirming or amending its latest ETA notice. If this ETA changes by more than six (6) hours the master shall promptly give notice of the corrected ETA to Seller.

         (d) Twenty-four (24) hours prior to the LNG Tanker's arrival at the Loading Port, an ETA notice shall be sent by telex or facsimile and by radio to Seller confirming or amending the latest ETA notice. If this ETA changes by more than two (2) hours the master shall give prompt notice of the corrected ETA to Seller.

         (e) The master shall send a final ETA notice by telex or facsimile and radio five (5) hours prior to the LNG Tanker's arrival at the Loading Port.

4.7      Berthing Assignments
         Seller shall determine the berthing sequence of LNG vessels at the Loading Port in order to best ensure compliance with the overall loading schedule of the Loading Port Facilities, as applicable (including the Annual Program and Ninety-Day Schedule hereunder) and shall notify the master of the LNG Tanker of its berthing priority, upon receipt of the Notice of Readiness.

4.8      Vessels Not Ready for Loading
         (a) If an LNG Tanker arrives not ready to load for any reason, Seller may or may not allow it to berth. In the case of an LNG Tanker only requiring cooldown to be ready to load Seller shall not defer berthing if such cooldown was provided for in the most recent Ninety-Day Schedule, or if the cooldown time is not expected to exceed six (6) hours. Whenever Buyer notifies Seller that an LNG Tanker will require cooldown, Seller shall make provision therefor in the Ninety-Day Schedule as soon as Seller can do so without disrupting the overall loading schedule or operations of the Loading Port Facilities.

         (b) If any LNG Tanker, previously believed to be ready for loading or cooling, is determined to be not ready after being berthed, Seller may direct the master to vacate the berth and proceed to anchorage, whether or not other vessels are awaiting a berth, unless it appears reasonably certain that such LNG Tanker can be readied within four (4) hours and Seller has not concluded that such LNG Tanker is unsafe.

         (c) When an LNG Tanker at anchorage is ready for loading or cooling its master will notify Seller. Seller shall assign a berth to such LNG Tanker as soon as Seller is able to do so without disrupting Seller's loading requirements or operations.

4.9      Notice of Readiness
         As soon as an LNG Tanker is securely moored at the berth or securely anchored awaiting a berth, has received all necessary port clearances and is able to receive LNG for loading or cooling, its master shall give notice of readiness to Seller ("Notice of Readiness"); provided, however, that in the event an LNG Tanker arrives at the Loading Port prior to the date established in the Ninety-Day Schedule (and any revisions thereof except those made after the LNG Tanker has commenced its voyage to the Loading Port unless made as a result of delays caused by the operations of the LNG Tanker) the Notice of Readiness shall be deemed effective at the earlier of: (a) 0:00 a.m. local time on the scheduled loading date; or (b) the time loading commences.

4.10     Tank Temperature for Loading and Statement of Cooling Time
         Buyer shall cause Buyer's Transporter after each discharge of a cargo at the Unloading Port to retain on board each LNG Tanker sufficient LNG, based on normal operations of the vessel (subject to making adequate provision for any mechanical problems of which Buyer's Transporter is aware), to maintain, for a period of not less than twenty-four (24) hours after the later of: (a) the actual arrival; or (b) 0:00 a.m. local time on the scheduled loading date of such vessel at the Loading Port, a temperature in its cargo tanks sufficiently cold to permit continuous loading of LNG ("Arrival Temperature Requirement"); provided, however, that the Arrival Temperature Requirement shall not apply upon the vessel's initial entry into service, or in cases where the LNG Tanker proceeds directly from a drydock/repair port to the Loading Port. When an LNG Tanker requires cooling, the master or Buyer shall inform Seller at the time of the first notice under Subarticle 4.6(a) and also at the time of the Notice of Readiness pursuant to Subarticle 4.9. After the vessel has been cooled to a temperature required to enable continuous loading to take place, Buyer and Seller shall sign a statement of cooling time ("Statement of Cooling Time").

4.11     Quantities for Purging and Cooling of Tanks
         Quantities of LNG required to purge and cool each LNG Tanker to the temperature that will permit continuous loading of LNG shall be delivered by Seller without charge to Buyer upon the initial entry of such vessel into service as an LNG Tanker subsequent to gas trials and upon its return to service after each scheduled maintenance period. For a vessel temporarily in service as an LNG Tanker to receive such quantities of LNG without charge to Buyer, such vessel must remain in service for a period of not less than four (4) continuous months. All other LNG required by the vessel for purging and cooling shall be sold, delivered and invoiced by Seller and paid for by Buyer at the Contract Sales Price applicable to such cargo; provided that where any LNG Tanker, having met the Arrival Temperature Requirement, needs purging or cooldown due to an event which does not extend the Allowed Laytime under Subarticle 4.12, then such LNG shall be provided by Seller without charge. The Contract Sales Price shall be applied to the total liquid quantities delivered for purging and cooling, measured before evaporation. The Parties will determine by mutual agreement the rates and pressures for delivery of LNG for purging and cooling and the method for determining quantities used for such operations. Quantities of LNG used to bring the LNG Tanker to a temperature permitting continuous loading of LNG shall not be applied against the quantities required to be sold by Seller and taken, or paid for if not taken, by Buyer under Subarticle 7.3 of this Contract.

4.12     Demurrage at Loading Port
         (a) In the event used laytime in loading an LNG Tanker, as calculated under paragraph (c) below ("Used Laytime"), exceeds allowed laytime, as set forth in paragraph (b) below ("Allowed Laytime"), Seller shall pay to Buyer, or for Buyer's account if so directed by Buyer, demurrage

                 ("Demurrage") at a rate per day in US Dollars (reduced pro-rata for each partial day) determined in accordance with the following:

                     Demurrage rate   =       126,912 x P
                                                         B

                 Where

                                                    n
                          P       =          P (1+i)  - R
                           B                  T          T

                 in which

                          P       =        0.599
                           T

                          i       =        a fixed escalation rate of 0.025

                          n       =        11 on January 1, 1994 and one higher
                                           whole number on each subsequent
                                           January 1

                          R       =        0.029
                           T

                 Provided, however, that no Demurrage shall be payable under this paragraph (a) for any quarter in which the aggregate number of hours by which Used Laytime exceeds Allowed Laytime for all voyages during such quarter is less than twenty-four
                 (24) hours. Buyer shall invoice Seller for Demurrage amounts due under this paragraph (a) at the end of each calendar quarter and Seller shall pay the invoice in accordance with
                 Article 10.

         (b) Allowed Laytime at the Loading Port shall be twenty-four (24) consecutive hours extended by any period of delay which is caused by:

                 (i) reasons attributable to the LNG Tanker, or its master, crew, owner or operator, including the period of time when the LNG Tanker: (A) awaits berth by reason of the exercise by Seller of its rights under Subarticle 4.8; or (B) receives LNG for purging and cooldown;

                 (ii)     Force Majeure, as defined in Article 15;

                 (iii) "adverse weather conditions", which for purposes hereof means weather and/or sea conditions actually experienced at the Loading

                          Port that are sufficiently severe either: (A) to prevent all LNG Tankers from proceeding to berth, loading, or departing from berth in accordance with the weather standards prescribed in published regulations in effect at the Loading Port; or (B) to cause an actual determination by the master that it is unsafe for the LNG Tanker to berth, load or depart from berth. The period of delay to an LNG Tanker caused by adverse weather conditions shall not be considered to extend past the time during which such adverse weather conditions actually prevailed, except where additional delay is caused by the intervening occupation of the berth by another LNG Tanker at the Loading Port; and

                 (iv)     any period of delay caused by occupancy of the berth:
                          (A) by a previous LNG Tanker, provided such occupancy is for reasons attributable to such LNG Tanker; (B) by either a previous LNG Tanker or another vessel on its scheduled loading date; or (C) by either a previous LNG Tanker, or another vessel that arrived prior to the LNG Tanker, when the LNG Tanker arrived after its scheduled loading date.

         (c) Used Laytime shall begin to count upon the LNG Tanker being "all fast" in berth and shall continue to run until stand-by engine prior to departure. To Used Laytime calculated as above shall be added:

                 (i) the number of hours by which the total of periods of delay, as defined below, occurring between Notice of Readiness and "all fast" in berth exceeds six (6); and

                 (ii) the total of periods of delay occurring between stand-by engine and the LNG Tanker clearing the Loading Port (i.e., passing the agreed position for tendering Notice of Readiness).

         For the purposes of this paragraph (c), "delay" means all berth delays and stoppages that prevent the forward or outward movement of the LNG Tanker to or from the berth, the port and the approaches thereto, including any delay caused to an LNG Tanker by quarantine at the Loading Port.

4.13     Effect of Loading Port Delays; Transportation Costs
         (a) If an LNG Tanker is delayed in berthing and/or commencement of loading for reasons other than Force Majeure affecting the Loading Port Facilities or such LNG Tanker and other than the fault of the LNG Tanker, or its master, crew, owner or operator and if as a result thereof the commencement of loading is delayed beyond thirty (30) hours after Notice of Readiness has been given, then Seller shall pay Buyer an amount, on account of excess boil-off, equal to the Contract Sales Price multiplied by the BTU equivalent of the quantity of LNG which is the difference between the actual quantity on board the LNG Tanker thirty (30) hours after the giving of the Notice of Readiness and the actual quantity on board immediately prior to commencement of loading. If it should appear that the commencement of loading will be delayed beyond thirty (30) hours after Notice of Readiness has been given, Buyer's Transporter shall notify Seller at least three (3) hours prior to the time that it intends to measure the volume of LNG in the LNG Tanker's tanks and Seller shall have the right to have its representative present to witness the measurement. Provided, however, that if Seller should not elect to send a representative on a timely basis, Buyer's Transporter shall proceed to make the measurement and shall notify Buyer and Seller of the results of the measurement promptly upon completion of measuring.

         (b) If there should become due from Buyer to Buyer's Transporter at any time any payment or payments on account of Buyer's failure to furnish for carriage by Buyer's Transporter sufficient quantities of LNG to fulfill Buyer's obligations under the terms of Buyer's transportation arrangement and if the deficiency is caused by the failure of Seller to fulfill its obligations under this Contract, (for reasons other than Force Majeure) then such amount shall be paid by Seller to Buyer; provided, however, that Seller's payment obligations under this paragraph (b) shall be subject to the following conditions and/or limitations:

                 (i) Seller's compensation obligations under this paragraph (b) shall be reduced by such amounts as reflect a credit for all revenues earned by the LNG Tanker during the period of its non- utilization under this Contract; and

                 (ii) the basis for calculating all such payments by Buyer to Buyer's Transporter shall be reasonable when compared with the obligations of Seller under Seller's transportation arrangements in similar circumstances.

         (c) Buyer shall invoice Seller for amounts due under this Subarticle 4.13 and Seller shall pay the invoice in accordance with the terms of Subarticle 10.3(b).

                        ARTICLE 5 - ON-SHORE FACILITIES

5.1      Buyer's Facilities
         Buyer has heretofore constructed or will construct further LNG receiving terminal facilities at the Unloading Port including without limitation berthing and unloading facilities, LNG storage tanks, vessel services facilities, regasification plants, and any other facilities directly related to the use or handling of LNG which if not operational would reduce the amount of LNG which Buyer is required to receive hereunder ("Buyer's Facilities").

5.2      Seller's Facilities
         Natural Gas reservoirs, Natural Gas production and treatment facilities in and transportation facilities from the Gas Supply Area including without limitation those facilities located at Bontang Bay, East Kalimantan for treatment, compression, liquefaction, processing, transmission, storage, berthing and loading, utilities together with such expansion or modification of the foregoing as may be necessary, in the opinion of Seller, to fulfill its obligations hereunder ("Seller's Facilities").

                        ARTICLE 6 - DURATION OF CONTRACT

This Contract shall be effective on the date of execution hereof and continue in effect until the expiration of the Parties' respective obligations to buy and sell LNG, as provided in Article 7, or the earlier termination of this Contract pursuant to either Subarticle 10.5 or Article 18. If Seller and Buyer so agree at least five (5) years before the time this Contract would otherwise expire, the term of this Contract may be extended on such terms and conditions as may be mutually agreed.

                             ARTICLE 7 - QUANTITIES

7.1      Fixed Quantity
         During each year (each such period being called a "Fixed Quantity Period"), Seller shall sell and deliver to Buyer and Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, the quantity of LNG specified for such Fixed Quantity Period (each such quantity being called a "Fixed Quantity") as follows:

           Year                                       Fixed Quantity
                                               (Billion of BTU's) per year
         ----------------------------------------------------------
         1998 - 2017                                       53,100
         inclusive


         The above Fixed Quantities are subject to adjustment as provided in Subarticles 7.3 and 7.6. After giving effect to any such adjustment(s), the term "Fixed Quantity" shall mean the applicable Fixed Quantity as so adjusted. The respective obligations of Seller to sell and deliver and of Buyer to purchase, receive and pay for, or to pay for if not taken, a Fixed Quantity of LNG in any Fixed Quantity Period shall apply to the applicable Fixed Quantity and Fixed Quantity Period, as so adjusted.

7.2      Deliveries
         Within each Fixed Quantity Period the quantities of LNG to be delivered by Seller and received by Buyer shall be delivered and received at rates and intervals which are reasonably constant over the course of such Fixed Quantity Period after taking into consideration all commitments of Seller's Facilities and the maintenance, downtime, shipping and other matters referred to in Article 12, so as to ensure, as nearly as practicable, an even production rate at Seller's Facilities.

7.3      Buyer's Obligation to Take-or-Pay
         (a) If, during any Fixed Quantity Period, Buyer should fail to take the full amount of the Fixed Quantity, as may be adjusted pursuant to this Article 7, Buyer shall pay Seller at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period for the quantities of LNG required to be purchased but which were not taken by Buyer during such Fixed Quantity Period (any such quantity deficiency being called a "Quantity Deficiency"), subject to the following provisions of this Subarticle 7.3:

                 (i) if, after taking into account all adjustments provided in this Subarticle 7.3, including any allowance under Subarticle 7.3(d) that has been exercised, Buyer's Quantity Deficiency at the end of any year amounts to less than one full LNG Tanker Cargo Lot, it will be deemed that no Quantity Deficiency exists for such year and the amount of such Deficiency shall be carried forward and added to Buyer's Fixed Quantity for the next Fixed Quantity Period;

                 (ii) if, at the time an Annual Program is developed under Subarticle 12.1, it is estimated that Buyer will have a Quantity Deficiency in the year which is the subject of such Annual Program in an amount that is less than a full LNG Tanker Cargo Lot, Buyer shall have the right to request an increase in the quantity which Buyer wishes to take during such subject year in an amount sufficient to fill up such cargo (such right being hereinafter referred to as Buyer's "Round-Up Request"). If Buyer does not make a Round-Up Request or if Seller does not accept such Round-Up Request, the non-delivery of the partial cargo of LNG shall not constitute a failure of Seller to make LNG available for sale for the purpose of Subarticle 7.3(b). No such Round-Up Request shall, however, operate to increase Buyer's Fixed Quantity under this Contract. However, Buyer shall have a take-or-pay obligation in respect of LNG quantities that have been the subject of a Round-Up Request which is accepted by Seller; and

                 (iii) if at the end of any Fixed Quantity Period Buyer has purchased and received quantities of LNG pursuant to this Article 7 in excess of the Fixed Quantity for such year, other than Make-Up LNG, Make-Good LNG or Restoration Quantities, the excess shall be applied to reduce Buyer's Fixed Quantity during the next Fixed Quantity Period.

         (b) Buyer's obligation to pay for the Fixed Quantity not taken in any Fixed Quantity Period pursuant to Subarticle 7.3(a) shall be reduced by the quantity of LNG which Buyer was unable to purchase because of Seller's failure to make such quantity available for sale in accordance with the terms of this Contract.

         (c) In calculating the quantity of LNG delivered by Seller and purchased by Buyer for each Fixed Quantity Period, Seller or Buyer shall include the quantity delivered and purchased within the first seven (7) days of the next year, provided such quantity was scheduled in the Annual Program of the Fixed Quantity Period with respect to which the calculation is being made.

         (d) In calculating its take-or-pay obligations under this Subarticle 7.3, Buyer shall be entitled to allowances ("Allowances", or individually an "Allowance") as follows:

                 (i) with respect to each Fixed Quantity Period, Buyer shall be entitled to exercise an Allowance of up to two thousand nine hundred and fifty (2,950) billion BTU's. Provided, however, that no Allowance can be exercised if its exercise would result in Buyer's aggregate outstanding Allowances exceeding five thousand nine hundred (5,900) billion BTU's.

                          For the purposes of this Subarticle 7.3(d)(i), and subject to the provisions of Subarticle 7.3(d)(vii), an Allowance, or portion thereof, shall be deemed outstanding until either Make- Good LNG is taken pursuant to Subarticle 7.3(d)(iv), or payment is made, pursuant to Subarticle 7.3(d)(vi). Buyer shall not be obligated to Make-Good a portion of an Allowance which exceeds five (5) percent of Buyer's total Fixed Quantity for the relevant Fixed Quantity Period, solely by reason of either: (A) a decrease in the total Fixed Quantity from one Fixed Quantity Period to the next; or (B) an Allowance being deemed outstanding following Seller's offer to supply requested quantities of LNG pursuant to Subarticle 7.3(d)(vii)(B).

                 (ii) Buyer may only exercise an Allowance by delivering written notice to Seller, as described in Subarticle 7.3(d)(iii). A notice of exercise of an Allowance, once given, may not be later withdrawn. Provided, however, that corrections of clerical or arithmetic errors may be made at any time.

                 (iii) each notice of exercise of an Allowance shall specify the quantity of LNG subject to the Allowance. Such notice shall be delivered to Seller no later than fifteen (15) days after the end of the applicable Fixed Quantity Period to which the Allowance specified in any such notice relates.

                 (iv) each Allowance shall be made good in full (even if it amounts to a fractional portion of a full LNG Tanker cargo) by the purchase of an equal quantity of LNG ("Make-Good LNG") during the Allowance Restoration Period (defined below) for such Allowance. (Such purchase herein is referred to as "Make-Good" or "Made-Good".) An "Allowance Restoration Period" shall commence on January 1 of the year following the Fixed Quantity Period for which an Allowance was exercised and shall end on the earlier of either: (A) five (5) calendar years thereafter or (B) June 30, 2018. During any Fixed Quantity Period within an Allowance Restoration Period Make-Good LNG may be taken only after the Fixed Quantity for such Fixed Quantity Period has been taken. If Buyer has more than one Allowance outstanding, it shall Make-Good in the same chronological order in which such Allowances were exercised.

                 (v) for every request for Make-Good LNG, Buyer shall specify the Allowance to which such request relates.

                 (vi) if, as of the end of the last day of the relevant Allowance Restoration Period, an Allowance has not been Made-Good in full pursuant to Subarticle 7.3(d)(iv), Buyer shall pay Seller at the Contract Sales Price in effect on such day for the quantity of LNG for which such Allowance has not been Made-Good. Buyer shall have a right to Make-Up LNG, pursuant to Subarticle 7.5, in respect of such payment.

                 (vii) in the event that Buyer requests quantities of LNG for Make-Good purposes, pursuant to Subarticle 7.3(d)(v), which Seller is unable to make available for any reason including Force Majeure, the following applicable provisions shall apply:

                          (A) Buyer shall be relieved from the obligation, under Subarticle 7.3(d)(vi), to pay for such requested quantity as of the end of the last day of the Allowance Restoration Period relating thereto, except as provided in Subarticle 7.3(d)(vii)(B).

                          (B) such requested quantities shall not be deemed outstanding for the purposes of Subarticle 7.3(d)(vi), until Seller shall have offered the same to Buyer (whether during, or after the relevant Allowance Restoration Period) and Buyer has not accepted such offer, in which event such requested quantity shall then be deemed outstanding for the purposes of Subarticle 7.3(d)(vi).

                          (C) such requested quantities may be scheduled for delivery at any time prior to the expiration of the last Fixed Quantity Period, as mutually agreed by Seller and Buyer. Provided, however, that such requested quantities shall be delivered and taken by June 30, 2018 and paid for in accordance with Subarticle 10.3(b). If such requested quantities cannot be delivered by June 30, 2018, then Buyer shall have no further obligation to Make-Good any Allowance exercised with respect to such requested quantities, or to pay for such requested quantities.

                 (viii) Seller shall not be obligated to reserve any LNG production or shipping capacity for the purposes of permitting Buyer to satisfy Make-Good obligations.

         (e) A reduction shall be made to any Quantity Deficiency equal to the amount by which such Quantity Deficiency resulted from a partial loading of an LNG Tanker during the relevant Fixed Quantity Period due to reasons attributable to Seller.

7.4      Force Majeure - Allocation of Deliveries Between Buyer and Other
         Purchasers
         (a) Whenever deliveries of LNG by Seller are reduced below the applicable Fixed Quantities to be delivered hereunder by reason of an event or circumstance of Force Majeure affecting Seller's Facilities, an allocation of LNG then capable of being delivered from Seller's Facilities will be made between Buyer and other purchasers of LNG from Seller's Facilities. At such times, the total quantities capable of being delivered from Seller's Facilities shall be allocated among the purchasers from Seller's Facilities (including Buyer) pro-rata in the ratio of their respective quantities which are eligible for allocation, as provided below. The quantities eligible for such allocation shall be, as to Buyer, the portion of the Fixed Quantities to be purchased hereunder during the period of such Force Majeure and, as to other purchasers, be those fixed or contract quantities of LNG which are committed for sale from Seller's Facilities during the period of such Force Majeure in satisfaction of Seller's contracts with other purchasers which provide for sales of LNG from Seller's Facilities over a term of at least fifteen (15) years.

         (b) If such an event of Force Majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in Subarticle 7.4(a), but is of such an extent as to prevent Seller from producing and loading all Make-Good LNG, Make-Up LNG and Restoration Quantities scheduled for delivery from Seller's Facilities to Buyer and LNG for the same purposes scheduled for delivery from Seller's Facilities to other purchasers under sales contracts providing for deliveries over a term of at least fifteen (15) years, quantities of such LNG as are available shall be allocated between Buyer and such other purchasers in proportion to the respective quantities so scheduled.

7.5      Make-Up LNG
         (a)     (i)      if, pursuant to Subarticles 7.3(a) or 7.3(d)(vi),
                          Buyer shall have paid for any Quantity Deficiency not taken ("Take-or-Pay Quantity"), then during any subsequent year Buyer may purchase up to an equal quantity of LNG from Seller as make-up LNG ("Make-Up
                          LNG") to the extent not previously made up. Buyer must request Make-Up LNG by notice to Seller in accordance with Subarticle 12.1.

                 (ii) upon Buyer's request for Make-Up LNG, Seller shall sell such quantity provided:

                          (A) Seller has uncommitted LNG available for such purpose; and

                          (B) Buyer has first taken and paid for its Fixed Quantity for the year in which deliveries of Make-Up LNG are requested.

                 (iii) Buyer's right to take delivery of Make-Up LNG under this Subarticle 7.5 shall expire on December 31, 2017.

                 (iv) if Buyer shall have requested Make-Up LNG during the twelve (12) months prior to December 31, 2017 and Seller shall have had insufficient uncommitted LNG to fulfill such request, then in such circumstances, the Parties shall consult and agree upon a deferred schedule for Buyer to take delivery of any outstanding balance of Take-or-Pay Quantity.

         (b) Buyer shall pay for Make-Up LNG at the Contract Sales Price in effect as of the date of delivery, reduced by the amount previously paid on account of the Take-or-Pay Quantity or the part thereof being made up by such sale.

         (c) Take-or-Pay Quantities shall be made up and prior payments applicable thereto applied in the same chronological order in which such quantities were incurred.

7.6      Force Majeure Deficiency
         (a)     (i)      if during any Fixed Quantity Period all or any
                          portion of the Fixed Quantity required to be delivered to and taken by Buyer during such Fixed
                          Quantity Period is not delivered to and taken by Buyer by reason of Force Majeure (any such quantity not delivered and taken being a "Force Majeure
                          Deficiency"), Buyer may, thereafter, request that all, or a part of such Force Majeure Deficiency be delivered as restoration quantities ("Restoration
                          Quantities") during a subsequent Fixed Quantity
                          Period. The Restoration Quantities so agreed will be scheduled for delivery pursuant to Article 12 at the mutual convenience of the Parties and shall be paid for by Buyer at the Contract Sales Price in effect as of the date of delivery.

                 (ii) Seller and Buyer shall each make best efforts to restore the Force Majeure Deficiency in full by Seller selling and Buyer purchasing such quantities of LNG prior to the expiration of the last Fixed Quantity Period. In the event that, despite such best efforts, Seller fails to deliver or Buyer fails to take delivery of the outstanding Restoration Quantities by the end of 2017, then any obligation of Seller to deliver and Buyer to take delivery of such Restoration Quantities shall cease on such date.

         (b) If an event of Force Majeure relieves or delays Buyer's performance of its obligations under this Contract and causes a reduction in deliveries of LNG to Buyer and if Seller sells to third parties quantities of LNG which Buyer is unable to purchase, then the Force Majeure Deficiency shall be reduced, up to the quantities so sold, by the amount, if any, that the Seller's Gas Supply Obligation (including amounts so sold to third parties) exceeds the estimate of Proved Remaining Recoverable Reserves stated in the most recent Certificate as a result of such sales.

7.7 Allocation for Make-Up LNG, Make-Good LNG and Restoration Quantities Whenever Buyer requests either: Make-Good LNG under Subarticle 7.3(d)(iv), Make-Up LNG under Subarticle 7.5 and/or Restoration Quantities under Subarticle 7.6, and quantities of LNG are requested for the same purposes by other purchasers from Seller's Facilities (under LNG sales contracts with Seller with terms of at least fifteen
         (15) years) and there is insufficient uncommitted LNG at Seller's Facilities to meet all such requests, then the LNG which is available for such purposes shall be allocated, as between Buyer on the one hand and such other requesting purchasers on the other hand, in the same proportion that each such purchaser's portion of its Fixed Quantity to be purchased from Seller's Facilities for the year of requested delivery bears to the total of all requesting purchasers' (including Buyer) Fixed Quantities to be purchased from Seller's Facilities for that year.

7.8      Priority Order
         Make-Good LNG under Subarticle 7.3(d)(iv), Make-Up LNG under Subarticle 7.5 and Restoration Quantities under Subarticle 7.6 shall be delivered and taken in the following order:

         (i)     Make-Up LNG;
         (ii)    Make-Good LNG; and
         (iii)   Restoration Quantities.

         provided, however, that Buyer shall have the option to change the order of (i) and (ii) above, upon notice to Seller.

                        ARTICLE 8 - CONTRACT SALES PRICE

8.1      Contract Sales Price
         The contract sales price applicable to the quantities of LNG to be sold and delivered at the Delivery Point and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by Buyer under this Contract, expressed in US Dollars per million British Thermal Units (US$/MMBTU), ("Contract Sales Price") and shall be determined in accordance with the following provisions of this Article 8.

         The Contract Sales Price is subject to adjustment from time to time according to the following provisions of this Article 8 and as adjusted and in effect at any time shall be the Contract Sales Price. The Contract Sales Price to be applied to the BTU's comprising each LNG Tanker Cargo Lot shall be that Contract Sales Price in effect as of the date of completion of loading of each LNG Tanker Cargo Lot.

8.2      Contract Sales Price and Adjustments Thereto
         (a) The Contract Sales Price ("CSP"), as adjusted from time to time, shall be calculated according to the following formula:

                                  9           A       1       USCPIn
                 CSP = (0.9875) [-- (Po X --------)+ -- (Po_X ------) + C]
                                 10       US$18.00   10       USCPlo

                 where:

                          CSP      =       the Contract Sales Price (expressed
                                           in US$/MMBTU);

                          Po       =       US$ 3.06/MMBTU;

                          A        =       the arithmetic average of the
                                           realized export prices per barrel in
                                           US Dollars, f.o.b. Indonesia, of all
                                           field classifications of Indonesian
                                           crude oils then being sold and
                                           exported by PERTAMINA, except
                                           premiums and except such prices for
                                           spot sales;

                          Po'      =       US$ 3.24/MMBTU;

                          USCPIn   =       in respect of the applicable year,
                                           the average of the monthly values of
                                           USCPI for the twelve-month period
                                           commencing with the month of
                                           November, fourteen (14) months prior
                                           to the
                                           beginning of the applicable year, and
                                           ending with the month of October,
                                           three (3) months prior to the
                                           commencement of the applicable year;

                          USCPIo  =        143.8, being the arithmetic average
                                           of the monthly values of USCPI for
                                           the twelve-month period, November
                                           1992 through October 1993; and

                          C       =        US$ 0.012/MMBTU.

         (b) An adjustment of the Contract Sales Price to reflect any change in USCPI shall be made on and shall be effective as of January 1 of each year, and further adjustments of the Contract Sales Price shall be made as of each effective date on which:

                 (i) the realized export prices of more than one of the field classifications of Indonesian crude oils sold by PERTAMINA shall have changed from the respective prices therefor included in the last preceding determination of "A" made pursuant to Subarticle 8.2
                          (a); or

                 (ii) two or more field classifications of such crude oils shall have been added to or deleted from the crude oils being sold by PERTAMINA since the date of the last preceding determination of "A" made pursuant to Subarticle 8.2(a).

                 Procedures for verifying changes in the realized export prices of all Indonesian crude oils and for determining the effective date of any adjustment of the Contract Sales Price shall be agreed upon by Seller and Buyer.

         (c) Seller and Buyer shall agree a procedure for handling corrections, revisions or changes in the calculation of USCPI. It is agreed that if at any time the US Department of Labor, Bureau of Labor Statistics discontinues publishing a report on USCPI values, then Seller and Buyer shall agree upon an index method that reflects inflation in the United States of America's consumer prices to replace the discontinued USCPI report.

                         ARTICLE 9 - TRANSFER OF TITLE

The LNG to be sold by Seller and purchased by Buyer hereunder shall be delivered to Buyer at the Delivery Point at the Loading Port. Delivery of LNG shall be deemed completed and title to and risk of loss of such LNG shall pass from Seller to Buyer as the LNG passes the Delivery Point.

                       ARTICLE 10 - INVOICES AND PAYMENT

10.1     Invoices and Cargo Documents
         Promptly after completion of loading of each LNG Tanker, Seller or its representative shall furnish Buyer or Buyer's representative a certificate of volume loaded, together with such other documents concerning the cargo as may be reasonably requested by Buyer for the purpose of Korean customs clearance. Seller shall within forty- eight
         (48) hours of completing loading complete a laboratory analysis and calculations to determine the quality and BTU content of the LNG loaded and shall promptly furnish to Buyer, or Buyer's representative, a certificate with respect thereto together with details of the calculation of the number of BTU's loaded and sold. Promptly upon completion of such analysis and calculation, Seller or its representative shall furnish Buyer by telex, facsimile or telegram, an invoice, stated in US Dollars, in the amount of the Contract Sales Price for the number of BTU's delivered and sold. At the same time Seller shall send to Buyer a signed copy of the invoice and relevant documents showing the basis for the calculation thereof.

10.2     Other Invoices
         In the event that any moneys are due from one Party to the other hereunder, including, without limitation, amounts payable pursuant to Subarticle 7.3 on account of Fixed Quantities of LNG required to be purchased but which were not taken by Buyer, then the Party to whom such moneys are owed shall furnish an invoice therefor, together with relevant supporting documents showing the basis for the calculation thereof. The procedure set forth in Subarticle 10.1 for sending invoices shall be followed.

10.3     Invoice Due Dates
         (a)     Each invoice for LNG delivered to Buyer pursuant to Subarticle
                 10.1 shall become due and payable by Buyer on the eighth (8th) Business Day in Korea after the date on which the invoice has been received by Buyer in Korea. For this purpose, a telex, facsimile or telegraphic copy of an invoice shall be deemed received by Buyer on the next Business Day in Korea following the day in which it was sent.

         (b) Except as otherwise expressly provided in this Contract, each invoice sent pursuant to Subarticle 10.2 shall become due and payable by the Party receiving the invoice within twenty (20) calendar days after the date of receipt of such invoice.

         (c)     (i)      if any invoice to Buyer has a due date that is not a
                          Business Day in Korea, such invoice shall become due and payable by Buyer on the next Business Day in Korea.

                 (ii) if any invoice to Seller has a due date that is not a Business Day in Indonesia, such invoice shall become due and payable by Seller on the next Business Day in Indonesia.

         (d) In the event the full amount of any invoice is not paid when due, any unpaid amount thereof shall bear interest from the due date until paid, at an interest rate, compounded annually, two percent (2%) greater than the rate, or rates, being charged during the period of delinquency by Citibank, N.A., New York to its prime commercial customers for ninety (90) day loans. Such interest rate shall be adjusted up or down, as the case may be, to reflect any changes in the aforesaid prime rate as of the dates of such changes in the prime rate. In the event that Citibank, N.A. shall for any reason cease quoting a prime rate as described above, then a comparable rate shall be determined using rates then in effect and shall be used in place of the said prime rate.

10.4     Payment
         (a) Buyer shall pay, or cause to be paid, in US Dollars, all amounts which become due and payable by Buyer pursuant to an invoice issued hereunder, to a bank account or accounts in the United States of America designated by Seller. Buyer shall not be responsible for the designated bank's disbursement of amounts remitted by Buyer to such bank, and Buyer's deposit in immediately available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each payment by Buyer of any amount owing hereunder shall be in the full amount due, without reduction or offset for any reason including, without limitation, taxes, exchange charges or bank transfer charges.

         (b) Transfer of funds to the bank in the United States of America referred to in paragraph (a) above, effected from Korea before the close of business in Korea on or before the due date of any invoice, shall be deemed timely payment, notwithstanding that such United States of America bank cannot credit such transfer as immediately available funds for a period of up to fourteen (14) hours by reason of the time difference between Korea and the United States of America, or for one or more days which are not days when banks are open for business in the United States of America.

         (c) Seller shall pay, or cause to be paid, in US Dollars the amounts which become due and payable by Seller pursuant to a Subarticle 10.2 invoice to an account with a bank designated by Buyer. Seller shall not be responsible for the designated bank's disbursement of funds by Seller to Buyer pursuant to this paragraph (c).

10.5     Seller's Rights Upon Buyer's Failure to Make Payment
         If payment of any invoice for quantities of LNG delivered hereunder or for the Fixed Quantity of LNG not taken and for which Buyer is obligated to pay pursuant to this Contract is not made within sixty
         (60) days after the due date thereof, Seller shall be entitled, upon giving thirty (30) days written notice to Buyer, to suspend subsequent deliveries to Buyer until the amount of such invoice, together with interest thereon have been paid, and Buyer shall not be entitled to any make-up rights in respect of such suspended deliveries. If any such invoice is not paid within one hundred and twenty (120) days after the due date thereof, then Seller shall have the right, at Seller's election, upon not less than eighty (80) days notice to Buyer to terminate this Contract, and such termination shall become effective upon the date specified in such notice from Seller. Any such termination shall be without prejudice to any other rights and remedies of Seller arising hereunder, or by law, or otherwise, including the right of Seller to receive payment of all obligations and claims which arose or accrued prior to such termination, or by reason of such default by Buyer.

10.6     Disputed Invoices
         In the event of disagreement concerning any invoice, Buyer or Seller, as the case may be, shall make provisional payment of the total amount thereof and shall immediately notify the other Party of the reasons for such disagreement, except that in the case of obvious error in computation Buyer or Seller, as the case may be, shall pay the correct amount after disregarding such error. Invoices may be contested by Buyer or Seller, as the case may be, or modified only if, within a period of ninety (90) days after receipt thereof, the disputing Party serves notice on the other Party questioning their correctness. If no such notice is served, such invoice shall be deemed correct and accepted by both Parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer, as the case may be, to the other together with interest at the rate provided in Subarticle 10.3(d) from the date payment was due to the date of payment.

                              ARTICLE 11 - QUALITY

11.1     Gross Heating Value
         The LNG when delivered by Seller to Buyer shall have, in a gaseous state, a Gross Heating Value of not less than 1,065 BTU's per Standard Cubic Foot and not more than 1,180 BTU's per Standard Cubic Foot.

11.2     Components
         (a) The LNG delivered by Seller to Buyer shall, in a gaseous state, contain not less than eighty-five molecular percentage (85 mol%) of methane (CH4) and, for the components and substances listed below, such LNG shall not contain more than the following:

                 (i)      Nitrogen (N2), 1.0 mol%.

                 (ii)     Butanes (C4) and heavier, 2.00 mol%.

                 (iii)    Pentanes (C5) and heavier, 0.10 mol%.

                 (iv) Hydrogen Sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet (0.25 grains/100 scf).

                 (v) Total sulfur content, 1.3 grains per 100 Standard Cubic Feet (1.3 grains/100 scf).

                 Although the LNG which Seller delivers to Buyer is permitted to contain the sulfur concentrations shown in sub-paragraphs
                 (iv) and (v) above, under normal operating conditions at Seller's Facilities, Seller would expect such concentrations to be materially less.

         (b) Should any question regarding quality of the LNG arise, Seller and Buyer shall consult and cooperate concerning such question and the proper action to be taken.

                     ARTICLE 12 - PROGRAMMING OF DELIVERIES

12.1     Annual Programs
         Not later than ninety (90) days prior to the beginning of each year commencing with 1998 (the first Fixed Quantity Period), Seller shall give written notice to Buyer of the anticipated quantities of LNG available for delivery hereunder in each calendar quarter of the succeeding year from Seller's Facilities and specifying any scheduled downtime of Seller's Facilities.

         On or before October 15 of each year in which such notice is given, Buyer shall advise Seller in writing of the quantities Buyer wishes to take during each quarter of the succeeding year and, to the extent practicable, specifying the amount of any Make-Good LNG (for previous Allowances), Restoration Quantities (for previous Force Majeure Deficiencies), and Make-Up LNG (for previous Quantity Deficiencies) and advising as to any planned downtime for Buyer's Facilities; provided, however, that as to Make-Good LNG, Restoration Quantities or Make-Up LNG, such advice may be given up to January 15 of the year succeeding the notice year and the Annual Program (as defined below) shall be amended as promptly as practicable to reflect such late advice. Seller and Buyer shall consult together with a view to reaching agreement by December 1 of the notice year and thereafter Seller shall issue a programming schedule, including projected dates for quantities to be loaded in full LNG Tanker Cargo Lots at Seller's Facilities during each month of the succeeding year ("Annual Program"). In so doing, Seller shall take into consideration the contents of the above notices and the Coordinated Maintenance Schedule (as defined in Subarticle 12.3, below).

         The Annual Program shall take into account Seller's commitments to other purchasers of LNG from Seller's Facilities. The Annual Program and the Ninety-Day Schedule referred to in Subarticle 12.2 (together with any revision to each), are intended to assist the Parties in planning their respective operations during the periods involved and shall not reduce the entitlement of either Party during any Fixed Quantity Period to sell, deliver and be paid for, or to purchase and receive, as the case may be, the quantities of LNG required under
         Article 7.

12.2     Ninety-Day Schedule
         Not later than the 15th day of each month Seller shall, after discussion with Buyer, deliver to Buyer a three (3) month forward plan of deliveries ("Ninety-Day Schedule") which follows the applicable Annual Program (or most current draft thereof) as nearly as practicable. Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from the prior Ninety-Day

         Schedule so as to maintain, as far as practicable, the scheduled loadings forecast in the Annual Program. Both Parties shall cooperate to facilitate smooth performance of the Ninety-Day Schedule. After consultation with Buyer, Seller shall revise the Ninety-Day Schedule, when appropriate, to meet operational requirements with the overall objective of fulfilling the Annual Program as far as practicable, taking into account any requests of Buyer for adjustments.

12.3     Maintenance and Inspection Coordination
         Not later than ninety (90) days prior to the beginning of each year, Seller and Buyer shall consult and agree on a program designed to coordinate the anticipated scheduled maintenance/inspection downtime during that year of: (a) Buyer's Facilities; (b) Seller's Facilities; and (c) the LNG Tanker. Such program ("Coordinated Maintenance Schedule") will be established so as to minimize the collective impact of such downtime periods on the delivery of LNG hereunder.

                      ARTICLE 13 - MEASUREMENTS AND TESTS

13.1     Parties to Supply Devices
         (a) Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of the LNG Tanker or customarily maintained on shipboard.

         (b) Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at Seller's Facilities.

13.2     Selection of Devices
         All devices provided for in this Article 13 not hitherto used in an existing LNG trade shall be chosen by mutual agreement of the Parties and shall be such as are, at the time of selection, the most accurate and reliable in their practical application. The required degree of accuracy of such devices selected shall be mutually agreed upon and verified by Buyer and Seller in advance of their use, and such degree of accuracy shall be verified by an independent surveyor who is mutually agreed upon by Buyer and Seller. All such devices shall be subject to approval by the appropriate Indonesian and Korean governmental authorities.

13.3     Units of Measurement and Calibration
         The Parties shall cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Article 13 in order that, to the maximum extent possible, all measurements and tests may be conducted either in United States units of measurement or in metric units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the Parties shall establish mutually agreeable conversion tables. Measurement devices shall be calibrated in the following units:

         Measurement      United States Units      Metric Units
         Volume           Cubic Feet               Cubic Meters
         Temperature      Degrees Fahrenheit       Degrees Celsius
         Pressure         Pounds per square inch   Kilograms per square centimeter
                          or inches of mercury     or millimeters of mercury
         Length           Feet                     Meters
         Weight           Pound                    Kilograms
         Density          Pounds per Cubic Foot    Kilograms per cubic Meter

13.4     Tank Gauge Tables of LNG Tankers
         Buyer shall furnish to Seller, or cause Seller to be furnished, a certified copy of tank gauge tables as described in Section 2 of Schedule A for each tank of each LNG Tanker.

13.5     Gauging and Measuring LNG Volumes Delivered
         Volumes of LNG delivered under this Contract will be determined by gauging the LNG in the tanks of the LNG Tanker immediately before and after loading. Gauging the liquid in the tanks of the LNG Tanker and measuring of liquid temperature, vapor temperature, and absolute vapor pressure in each LNG tank and trim and list of the LNG Tanker shall be performed, or caused to be performed, by Buyer before and after loading. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurement shall take place immediately after completion of loading. Copies of gauging and measurement records shall be furnished to Seller. Gauging devices shall be selected, and measurements shall be effected, in accordance with the terms of Sections 3 and 4 of Schedule A.

13.6     Samples for Quality Analysis
         Representative samples of the delivered LNG shall be obtained by Seller as provided in Section 5 of Schedule A.

13.7     Quality Analysis
         The samples referred to in Subarticle 13.6 shall be analyzed, or caused to be analyzed, by Seller in accordance with the terms of
         Section 5 of Schedule A in order to determine the mol fraction of the hydrocarbons and other components in the sample.

 13.8    Operating Procedures
         All measurements, gauging and analyses provided for in Subarticles 13.5, 13.6 and 13.7, shall be witnessed and verified by an independent surveyor who is mutually agreed upon by Buyer and Seller. Prior to effecting such measurements, gauging and analyses the Party responsible for such operations shall notify the surveyor, allowing such surveyor a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of the surveyor after notification and opportunity to attend shall not prevent any operation or computation from being performed. The results of such surveyor's verifications shall be made available promptly to each Party. All records of measurements and the computation results shall be preserved by the Party responsible for effecting such measurements and held available to the other Party for a period of not less than three (3) years after such measurements and computations have been completed.

13.9     BTU Quantity Delivered
         The quantity of BTU's sold and delivered shall be calculated by Seller following the procedures set forth in Section 6 of Schedule A and shall be verified by an independent surveyor mutually agreed upon by Seller and Buyer.

13.10    Verification of Accuracy and Correction for Error
         (a) Each Party shall test and verify the accuracy of its gauging devices at intervals to be agreed between the Parties. In the case of gauging devices on the LNG Tanker such tests and verifications shall take place during scheduled drydocking periods. Each Party shall have the right to inspect at any time the gauging devices installed by the other Party, provided that the other Party shall be notified in advance. Testing shall be performed using methods recommended by the manufacturer or any other method agreed upon by Seller and Buyer. Tests shall be witnessed and verified by an independent surveyor who is mutually agreed upon by Buyer and Seller.

         (b) Permissible tolerances shall be as described in Section 3 of Schedule A. Inaccuracy of a device exceeding the permissible tolerances shall require correction of recordings, and computations made on the basis of those recordings, to correct all errors with respect to any period which is definitely known or agreed upon by the Parties, as well as adjustment of the device. In the event that the period of error is neither known nor agreed upon, corrections shall be made for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Subarticle 13.10 shall not be applied to require the modification of any invoice which has become final pursuant to Subarticle 10.6.

13.11    Costs and Expenses of Tests and Verifications
         All costs and expenses for testing and verifying Seller's measurement devices shall be borne by Seller. All costs and expenses for testing and verifying Buyer's measurement devices shall be borne by Buyer. The fees and charges of independent surveyors for measurements and calculations shall be borne equally between Seller and Buyer.

                     ARTICLE 14 - DUTIES, TAXES AND CHARGES

14.1     Indonesian Taxes
         Seller shall pay (or shall reimburse Buyer for any such payments made by it) all taxes, royalties, duties or other imposts levied or imposed by the Indonesian Government, or any subdivision thereof, or any other governmental authority in Indonesia, on the sale or export of LNG under this Contract.

14.2     Port Charges
         Buyer shall be responsible for payment of all normal port charges and all shipping, freight or other taxes to the extent such charges and taxes are uniformly applied to all vessels receiving exports of LNG from the Loading Port.

                           ARTICLE 15 - FORCE MAJEURE

15.1     Events of Force Majeure
         Neither Seller nor Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance directly results from any of the following causes or events not reasonably within the control of such Party ("Force Majeure"):

         (a)     as to Seller's Facilities and/or Buyer's Facilities:

                 (i) fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemics;

                 (ii) war, riot, civil war, blockade, insurrection, acts of public enemies or civil disturbances;

                 (iii)    strike, lockout or other industrial disturbances;

                 (iv) serious accidental damage to or serious failure of Seller's Facilities;

                 (v) serious accidental damage to or serious failure of Buyer's Facilities;

                 (vi) the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area expressed in the then most recent Certificate which can economically be produced have been fully depleted;

                 (vii) delay in completion and testing of any stage of the expansion to Seller's Facilities contemplated by Seller in connection with the performance of this Contract so as to prevent the same from becoming operational on a continuing basis, which delay is caused by delay in receiving major items of equipment or materials from the manufacturer or vendor thereof provided that a Party shall have taken all steps reasonably available to obtain timely delivery of such items including the placing of purchase orders within such time as was prudent under then existing circumstances; or

                 (viii) acts of government that directly affect the ability of a Party to perform any obligation hereunder, other than the obligation to remit payments as provided in Subarticle 10.4 on account of LNG delivered and taken or not taken but required to be paid for under this Contract;

         (b)     as to the LNG Tanker:

                 (i) loss of the LNG Tanker or serious accidental damage thereto requiring removal of such LNG Tanker from service;

                 (ii) fire, flood, atmospheric disturbance, lightning, typhoon, tornado or epidemics;

                 (iii) war, riot, civil war, blockade, insurrection, acts of public enemies or civil disturbances;

                 (iv) strike, lockout or other industrial disturbance occurring aboard the LNG Tanker or at a port or other facility at which such LNG Tanker calls; or

                 (v)      acts of government.

15.2     Notice, Resumption of Normal Performance
         (a) Immediately upon the occurrence of an event of Force Majeure that gives a Party warning that the event may delay or prevent the performance by Seller or Buyer of any of its obligations hereunder, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are, or are expected to be, delayed or prevented and (either in the original or in supplemental notices) stating:

                 (i) the estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and

                 (ii) the particulars of the program to be implemented to ensure full resumption of normal performance hereunder.

         (b) In order to ensure resumption of normal performance of this Contract within the shortest practicable time, the Party affected by an event of

                 Force Majeure shall take all measures to this end which are reasonable in the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Contract to the extent not prevented by such event of Force Majeure.

15.3     Settlement of Industrial Disturbances
         Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

                 ARTICLE 16 - ARBITRATION, REFERENCE TO EXPERT

16.1     Arbitration
         If any dispute arises between Seller and Buyer in connection with this Contract or the interpretation, performance, or non-performance hereof, Seller and Buyer shall discuss such dispute in an attempt to resolve such dispute amicably. If, within sixty (60) days of the commencement of such discussion, such dispute cannot be resolved, either Party may refer the matter to arbitration. Such arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect at the time, by three arbitrators appointed in accordance with said Rules. Arbitration shall be in the English language and held in Paris, France, unless another location is selected by mutual agreement of the Parties. The award rendered by the arbitrators shall be final and binding upon the Parties.

16.2     Disputes of a Technical Nature
         Notwithstanding the terms of Subarticle 16.1, if a dispute of a technical nature arises in connection with the interpretation, performance or non-performance of any of the provisions of Article 13, either Party may submit the matter for expert resolution to the National Bureau of Standards of the United States Department of Commerce ("NBS") within ten (10) days of a request by either Party for the appointment of such an authority, or to such competent, impartial authority, other than the NBS, as the Parties may agree upon.

                          ARTICLE 17 - APPLICABLE LAW

This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America. The Parties agree that the U.N. Convention on Contracts for the International Sale of Goods and the Convention on the Limitation Period in the International Sale of Goods shall not apply to this Contract and the respective rights and obligations of the Parties hereunder.

                            ARTICLE 18 - TERMINATION

Seller and Buyer shall use best endeavors to obtain all authorizations, approvals and permissions of national and local governments or other competent authorities or bodies which are required for performance of this Contract ("Authorizations and Approvals"), and will cooperate fully with each other wherever necessary for this purpose. If Seller or Buyer should fail to obtain the Authorizations and Approvals within six (6) months after the execution of this Contract, or should Seller fail to arrange the financing for any expansion of Seller's Facilities ("Financing") within six (6) months after the execution of this Contract, then such Party shall promptly notify the other Party upon such failure, and Seller and Buyer shall consult as to the circumstances pertaining thereto. If, within thirty (30) days after the date of the aforesaid notice, the Parties have not agreed on a postponement of the time within which the Authorizations and Approvals shall be obtained, or Financing arranged then either Seller or Buyer may terminate this Contract by written notice given at any time prior to the date upon which the Authorizations and Approvals are obtained or Financing arranged. The same right of termination and procedures relating thereto shall apply upon the expiration of any postponement period or periods agreed to between the Parties. Termination of this Contract shall be without prejudice to any accrued rights of the Parties arising under this Contract prior to termination.

                          ARTICLE 19 - CONFIDENTIALITY

No Party to this Contract shall use or communicate to third parties the contents of this Contract or other confidential information or documents which may come into the possession of such Party in connection with the performance of this Contract without the prior agreement of the Party to which such information or documents are confidential. This restriction shall not apply to the contents of this Contract, information, or documents which:

         (a) have fallen into the public domain otherwise than through the act or failure to act of the Party that has obtained them; or

         (b)     are communicated to:

                 (i) any of Seller's Suppliers, or any Affiliate, with the obligation of the receiving person to maintain confidentiality;

                 (ii) persons participating in the implementation of this project, such as Buyer's Transporter, legal counsel, accountants, other professional, business or technical consultants and advisers, underwriters or lenders, with the obligation of the receiving persons to maintain confidentiality; or

                 (iii) any governmental agency of the Republic of Indonesia or Korea or having jurisdiction over any of Seller's Suppliers or any Affiliate, provided that such agency has authority to require such disclosure and that such disclosure is made in accordance with that authority.

                              ARTICLE 20 - NOTICES

All notices and other communications for purposes of this Contract shall be written in English and shall be by letter, telex, facsimile or cable, except that notices given from ships at sea may be by radio. Notices and other communications given by telex, facsimile or cable shall be confirmed by letter, unless otherwise agreed by the Parties. Notices and communications shall be directed as follows:

(a)      To Seller at the following address:

         PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
         (PERTAMINA)

         Attention:       General Manager
                          Gas Marketing Department
                          P.O. Box 1012/JKT
                          Medan Merdeka Timur 1A,
                          Jakarta 10110, Indonesia

         and at the following cable, facsimile and telex addresses:
         Cable:           PERTAMINA JAKARTA, INDONESIA
         Telex:           46471-45077-44441-46552-46554-45347
                          PERTAMINA JAKARTA, INDONESIA
         Facsimile:       3458312

         In each case marked for the attention of:
         General Manager, Gas Marketing Department


(b)      To Buyer at the following address:

         KOREA GAS CORPORATION
         Attention:       Director
                          LNG Purchase Division
                          942, Daichi 3-Dong
                          Kangnam-Ku
                          Seoul, 135-283 Korea
         and at the following cable, telex and facsimile addresses:

                 Cable:           KOGAS SEOUL
                 Telex:           KOGAS 28167
                 Facsimile:       528-2626 or 528-2627

                 In each case marked for the attention of :

                 Director, LNG Purchase Division

The Parties may designate additional addresses for particular communications and may change any address, by notice given thirty (30) days in advance of such addition or change. Immediately upon receiving communications by telex, facsimile, cable, or radio, a Party shall acknowledge receipt by the same means and may request a repeat transmittal of the entire communication, or confirmation of particular matters. If the sender receives no acknowledgment of receipt within 24 hours, or receives a request for repeat transmittal or confirmation, said Party shall repeat the transmittal or answer the particular request. Unless otherwise expressly provided in this Contract, all notices hereunder shall become effective upon receipt. The Parties shall maintain radio channels, frequencies and procedures for all communications between the LNG Tanker, the Loading Port Facilities or Buyer's Facilities and the authorities for the Loading Port or Unloading Port, as applicable.

                            ARTICLE 21 - ASSIGNMENT

Neither this Contract nor any rights or obligations hereunder may be assigned by Buyer without the prior written consent of Seller, or by Seller without the prior written consent of Buyer, which consent in either of the foregoing cases shall not be unreasonably withheld or delayed. Any such purported assignment without the aforesaid consent shall be null and void.

                       ARTICLE 22 - AMENDMENT AND WAIVER

22.1     Amendment
         This Contract cannot be amended, modified, varied or supplemented except by an instrument in writing signed by Seller and Buyer.

22.2     Waiver
         The failure of any Party at any time to require performance of any provision of this Contract shall not affect its right to require subsequent performance of such provision. Waiver by any Party of any breach of any provision hereof shall not constitute the waiver of any subsequent breach of such provision. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement.

                      ARTICLE 23 - DETAILS OF PERFORMANCE

Details necessary for performance of this Contract shall be mutually agreed upon by Seller and Buyer.

                   ARTICLE 24 - JOINT COORDINATING COMMITTEE

(a) Each of the Parties will promptly appoint representatives to a Joint Technical and Operating Committee ("Joint Coordinating Committee"), which shall hold its first meeting within sixty (60) days after the execution of this Contract and thereafter at such intervals as shall be decided upon by the Committee. The Committee, and such other technical representatives as may be designated, shall consult together to coordinate plans relating to the construction or modification of vessels which Buyer intends to use as LNG Tankers ("Proposed LNG Tankers"), so as to assure that such vessels are compatible for all purposes and that progress is being made in accordance with the project timetable agreed to between the Parties.

(b) No later than three (3) months after the date hereof, Buyer shall furnish to the Joint Coordinating Committee a construction schedule detailing the schedule of construction for each of the Proposed LNG Tankers, the proposed schedule for obtaining port approvals, marine permits and other authorizations therefor, and the expected date of delivery thereof. Buyer shall inform the Joint Coordinating Committee of any event or occurrence that in any way adversely affects the expected date on which a Proposed LNG Tanker is to enter into service.

                               ARTICLE 25 - SCOPE

This Contract constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the execution hereof.

                     ARTICLE 26 - LANGUAGE OF THE CONTRACT

This Contract is made and executed in the English language.

                             ARTICLE 27 - HEADINGS

The headings and captions in this Contract are inserted solely for the sake of convenience and shall not affect the interpretation or construction of this Contract.

                           ARTICLE 28 - COUNTERPARTS

This Contract is executed in two identical counterparts, each of which shall have the force and dignity of an original and both of which shall constitute but one and the same Contract.

IN WITNESS WHEREOF, each of the Parties has caused this Contract to be executed in Jakarta on August 12, 1995 by its duly authorized representative as of the date first above written.

SELLER:                              BUYER:


PERUSAHAAN PERTAMBANGAN              KOREA GAS CORPORATION
MINYAK DAN GAS BUMI
NEGARA (PERTAMINA)


By:     /s/ F. ABDA'OE               By:     /s/ HAN, KAP-SOO
    -------------------------------      ----------------------------------
Name:   F. Abda'oe                   Name:   Han, Kap-Soo
Title:  President Director & C.E.O.  Title:  President & C.E.O.

                   LNG SALES AND PURCHASE CONTRACT (BADAK V)
                  BETWEEN PERTAMINA AND KOREA GAS CORPORATION


The following describes Schedule A to the LNG Sales and Purchase Contract (Badak V) between Pertamina and Korea Gas Corporation, which is omitted herein, but will be furnished upon request:

Schedule A - Testing and Methods (Sets forth detailed procedures for sampling and analyzing LNG for gauging and calculating the density and heating value of LNG.

                 Table 1 - Physical Constants

                 Table 2 - Molar Volumes of Individual Components

                 Table 3 - Correction C for Volume Reduction of Mixture

                 Table 4 - Example of LNG Density Calculation

                 Table 5 - Example of Gross Heating Value Calculation

                 Table 6 - Example of Gross Heating Value Calculation

         In addition Side Letter, dated August 12, 1995, to the LNG Sales and Purchase Contract (Badak V) (regarding the HNS Convention and Omnibus Agreement), is omitted herein but will be furnished upon request.